Exhibit 99.1

WHEELING ISLAND GAMING, INC. ANNOUNCES FIRST QUARTER OPERATING RESULTS

WHEELING, WV, MAY 13, 2003—Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for its first quarter ending March 30, 2003 reflect operating revenues of $21.1 million, representing a decrease of $1.5 million or 6.6% from the same quarter last year.  The decrease was due to a decrease in gaming and pari-mutuel revenues due primarily to the negative impact of unfavorable weather conditions during the first quarter including several significant snow and ice storms which reduced visitation and closed the company’s gaming operations for one day and a portion of another day.  The storms also caused the cancellation of three live racing performances during the first quarter.  Gaming revenues were also impacted by increased Preferred Players Club point redemptions for cash, which are reported as reductions of gaming revenues.  In addition, there was an increase in the accrued share of net terminal income owed to the state of West Virginia based on future increases in net terminal income expected from the opening of the Wheeling Island expansion, scheduled for June 26, 2003.  Gaming revenues were $19.0 million for the quarter, a decrease of $1.1 million or 6.0% over the same quarter last year.

The company’s income from operations for the quarter was $8.0 million or $1.0 million lower than the same quarter last year.  This decrease was due to a $1.5 million decrease in operating revenues, partially offset by lower purse expense and lower marketing and promotions expense.

The company’s net income for the quarter was $3.1 million or $0.5 million lower than the same quarter last year.  The decrease in net income was due primarily to the lower income from operations offset by $0.1 million of lower interest expense and $0.4 million of lower income taxes.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $9.9 million for the quarter, representing a decrease of $0.9 million or 8.3% from the first quarter last year. EBITDA is presented as a supplemental disclosure because management believes that it is a widely used measure of liquidity.  EBITDA should not be construed as an alternative to operating income or net income or cash flows (as determined in accordance with generally accepted accounting principles or GAAP).

As of March 30, 2003, the company’s sources of liquidity consisted of $8.6 million of cash provided by operating activities and $3.0 million of cash provided by financing activities.  The company used $11.9 million of cash for investing activities which resulted in a $0.3 million decrease in its cash and cash equivalents balance during the quarter from $9.0 million at December 31, 2002 to $8.7 million at March 30, 2003.  The $3.0 million of cash provided by financing activities represents additional borrowings under the $40.0 million revolving credit facility.  Of the $11.9 million of cash used for investing activities, $11.7 million represents expenditures for the Wheeling Island expansion.

As of March 30, 2003 the company has $129.5 million of debt outstanding comprised of $125.0 million of senior unsecured notes and $4.5 million of borrowings under the $40.0 million revolving credit facility.

The company filed its Form 10-Q with the Securities and Exchange Commission.  The Form 10-Q filing includes the unaudited financial results of the company for the first quarter.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Dennis J. Szefel, the Chairman of the Board of Directors, Wheeling Island Gaming, Inc., said the results were expected.  “We anticipated that this quarter would be challenging, especially with the unprecedented winter weather that hit the region.  However, our expansion project is progressing as planned and we are looking forward to the grand opening scheduled for the end of June and are expecting a great reaction from visitors to the complex this summer.”

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

During the 2002 calendar year, Wheeling Island’s annual attendance climbed to approximately two million customers.

To accommodate this growing demand, the company is currently expanding its Wheeling Island operations.  The expansion, which will be adjacent and connected to the existing gaming facility, is scheduled to be open to the public on June 26, 2003.

The $67 million expansion will include an additional 30,000 square feet of gaming space, an additional 570 slot machines and a 151 room deluxe hotel.  The expansion will also include the addition of a fine dining restaurant, a casual restaurant, a food court and a bar and lounge.  In order to enhance its entertainment and meeting capabilities, the company will also be adding a 600-seat multi-purpose showroom, a business and fitness center and meeting facilities.  To accommodate visitors to the new facility, the company plans on increasing its parking spaces to a total of approximately 2,800 including an anticipated 180 covered spaces.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Sportsystems, Delaware North Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 28,000 associates serving millions of customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

NOTE: First quarter conference call to be held today at 3:30 Eastern Time at 913-981-5520

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ATTACHMENT

Reconciliation of Cash Provided by Operating Activities to EBITDA

($000)

	Three Months Ended
	March 30, 2003	March 31,2002

Cash Provided by Operating Activities	$8,580	$10,725

Deduct changes in other assets and liabilities	(3,037)	(5,219)
Add interest expense excluding amortization of debt issuance costs of $210 and $194 respectively	3,046	3,207
Add current federal tax expense	1,314	2,087

EBITDA*	$9,903	$10,800

*  EBITDA means earnings before interest, taxes, depreciation, amortization and management fees.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092